Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33765) pertaining to the Equity Compensation Plan of Maritrans Inc. and in the Registration Statement (Form S-8 No. 333-79891) pertaining to the Maritrans Inc. Directors and Key Employees’ Equity Compensation Plan and in the Registration Statement (Form S-8 No. 333-124584) pertaining to the Maritrans Inc. 2005 Omnibus Equity Compensation Plan of our report dated February 24, 2006, with respect to the consolidated financial statements and schedule of Maritrans Inc., Maritrans Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Maritrans Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
Tampa, Florida
February 24, 2006